EXHIBIT 11.0
                     NORTHEST PENNSYLVANIA FINANCIAL CORP.
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                     SIX MONTHS ENDED SEPTEMBER 30, 1998
                    (in thousands, except per share amounts)

                                           Six Months Ended
                                   September 30, 1998     September 30, 1997
Net Loss                                  $(1,204)              -
                                          =======             =======

Weighted average shares outstanding:
Weighted average shares outstanding     6,427,350               -
Less: Unallocated shares held by ESOP    (514,188)              -
Plus: ESOP shares released or
committed to be released during
the fiscal year.                            8,570               -
                                        ---------           -------
                                        5,921,732               -
                                        =========           =======
Earnings per share - basic
and diluted(1)                               $(0.20)          N/A


(1) Earnings per share is calculated since March 31, 1998, the date of the initial public offering. Had the weighted average shares been outstanding for the entire fiscal year, proforma earnings per share would have been $(0.01).